Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

State/Jurisdiction of
Subsidiary	Incorporation/Organization

Arlington Park Racecourse, LLC	Illinois

Arlington OTB Corp.	Illinois

Quad City Downs, Inc.	Iowa

Calder Race Course, Inc., d/b/a Calder Casino and Race Course	Florida

Tropical Park, LLC	Florida

Churchill Downs Louisiana Horseracing Company, LLC d/b/a Fair Grounds Race Course & Slots	Louisiana

Churchill Downs Louisiana Video Poker Company, LLC	Louisiana

Video Services, LLC	Louisiana

Churchill Downs Technology Initiatives Company d/b/a Bloodstock Research Information Services and TwinSpires.com	Delaware

Churchill Downs Management Company, LLC	Kentucky

Churchill Downs Investment Company	Kentucky

HCRH, LLC	Delaware

Magnolia Hill, LLC d/b/a Riverwalk Casino Hotel, LLC	Delaware

SW Gaming, LLC d/b/a Harlow's Casino & Resort Hotel	Mississippi

United Tote Company	Montana

United Tote Canada, Inc.	Ontario

Churchill Downs Racetrack, LLC	Kentucky

Velocity Wagering HC, LLC	Delaware

Velocity Wagering Services Limited	Isle of Man

MVGR, LLC	Delaware

Miami Valley Gaming & Racing, LLC	Delaware

Bluff Holdings Georgia, Inc.	Georgia

Bluff Holding Company, LLC	Delaware